iBroadband, Inc.

PRIVATE & CONFIDENTIAL

September 29, 2006

Broadvox Limited LLC

1228 Euclid Avenue

Suite 390

Cleveland, OH  44115-1800

Attention:  Mr. Andre Temnorod

      Chairman & Chief Executive Officer

RE:

Purchase of Broadvox Claims Against Cedar Valley Communications et al

Gentlemen:

iBroadband, Inc., a Nevada corporation (“iBroadband”) hereby offers to acquire any and all claims and interests of Broadvox Limited, LLC, or its affiliates (collectively, “Broadvox”), against Cedar Valley Communications, Inc., or its affiliates (collectively, “CVC”), in the Chapter 11 bankruptcy proceedings of CVC (Case No. 04-61802) (the “Case”) pending in the U.S. District Court for the Eastern District of Texas (Longview Division) (the “Court”), or similar transaction mutually acceptable to iBroadband and Broadvox, pursuant to the following terms and conditions:

1.

Purchase Price – Contemporaneous with the entry of an order of the Court transferring any and all assets of CVC to iBroadband, iBroadband shall pay an amount equal to $1,000,000.00 in cash plus $300,000.00 in common stock of iBroadband to Broadvox in consideration of the assignment of its claims and interests against CVC in the Case.  The number of shares of common stock of iBroadband pertaining to the common stock component of the offer by iBroadband will be determined by taking the average trading price of said stock over a consecutive five (5) day period after the closing of the transaction contemplated by this letter agreement multiplied by the number of shares to be issued to Broadvox necessary to equal $300,000.00.

2.

Assignment of Claims – Broadvox and iBroadband shall enter into an assignment of claims agreement in the form attached hereto as Exhibit A.

3.

Wholesale VoIP Services - In addition to the foregoing, iBroadband shall not acquire wholesale VoIP services from any other third party other than Broadvox.  Broadvox shall agree to provide wholesale VoIP services to iBroadband, on, among other mutually agreeable terms, most favored customer pricing terms.

4.

Embarq Interconnection Agreement – Broadvox shall provide all commercially reasonable assistance to support iBroadband in obtaining an assignment of the CVC interconnection agreement between Embarq and CVC, or its affiliates.

5.

Reimbursement for Additional Capital Infusions into CVC – In the event that Broadvox needs to contribute additional capital to CVC prior to the closing of the transaction contemplated hereby, iBroadband shall reimburse Broadvox for such additional capital contribution at the closing of the transaction; provided, however, that (i) Broadvox shall give iBroadband two (2) business days’ prior notice to iBroadband in advance of such contribution setting forth the amount of the contribution and the use of proceeds intended thereby, and (ii) the amount of any such reimbursement by iBroadband to Broadvox shall not exceed an amount equal to $100,000.00

The transaction contemplated by this letter shall be subject to the execution and delivery of definitive documentation mutually agreeable to the parties and the entry of an appropriate order(s) of the Court approving and consummating the transaction.

If the foregoing is acceptable to you, please indicate your agreement to be bound by the terms of this letter by executing a copy in the appropriate space provided, and remitting the same to the undersigned.

Very truly yours,

          Matthew Hutchins

          President & CEO

ACKNOWLEDGED AND AGREED to this ___ day of September, 2006

Broadvox Limited, LLC

By:  ________________________

as Managing Member or other

duly authorized representative

14286 Gillis Road

Farmers Branch

Texas  75244